Exhibit 10.2

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”) is made, for reference purposes only, this 6th day of February, 2003, between AMERICAN ASSETS, INC., as Agent for PACIFIC SORRENTO MESA HOLDINGS, L.P., a California limited partnership, and PACIFIC STONECREST HOLDINGS, L.P., a California limited partnership, as tenants in common (“Landlord”) and CAPTIVA SOFTWARE CORPORATION, a Delaware corporation (“Tenant”) with reference to the following facts:

RECITALS

A. Landlord and Tenant are parties to that certain Lease dated August 6, 1999 (the “Original Lease”) pursuant to which Landlord has leased to Tenant and Tenant has leased from Landlord a portion of that certain building located at 10145 Pacific Heights Boulevard, San Diego, California 92121 (the “Building”), consisting of Suite 510 on the fifth floor of the Building and Suite 600 on the sixth floor of the Building (the “Premises”), as more particularly described in the Original Lease.

B. The parties desire to amend the Lease as set forth in this First Amendment.

C. All capitalized terms used in this First Amendment unless specifically defined herein shall have the same meaning as the capitalized terms used in the Lease.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are expressly acknowledged, Landlord and Tenant agree as follows:

AGREEMENT

1. Leased Premises. Effective January 1, 2003, Paragraphs 2.3 and 2.4 of the Original Lease are hereby deleted and replaced in their entirety by the following:

2.3	“Premises”: Suite 600, consisting of the entire sixth floor of the Building.

2.4	Rentable Area of the Premises: Approximately 25,498 Rentable Square Feet of space and 24,674 Usable Square Feet of Space on the sixth floor (constituting the entire floor).

2. Lease Term. Paragraph 2.5 of the Original Lease is hereby deleted and replaced in its entirety by the following:

2.5	“Initial Lease Term”: Nine years and two months, beginning as of the Lease Commencement Date and ending as of the Initial Expiration Date.

2.5.1	“Lease Commencement Date”: December 1, 1999.

2.5.2	“Initial Expiration Date”: January 31, 2009.

2.5.3	Extension Rights: Yes ☐ No ☒

Landlord	/s/JC	Tenant	/s/RR

3. Extension Rights. Paragraph 3.2 of the Original Lease is hereby deleted in its entirety.

4. Adjustment to Basic Monthly Rent. Paragraph 7.2 of the Original Lease is hereby deleted and replaced in its entirety by the following:

7.2	Rental Adjustments.

7.2.1	Decrease in Basic Monthly Rent. Effective January 1, 2003, Basic Monthly Rent shall be $1.85 per Rentable Square Foot, subject to further adjustment as provided in Paragraph 7.2.2, below.

7.2.2	Annual Rental Adjustments. On January 1st of each calendar year during the Initial Lease Term, commencing with January 1, 2004, the Basic Monthly Rent shall be increased by multiplying the then-existing Basic Monthly Rent amount by 1.025.

5. Adjustment to Base Year. Paragraph 2.10 of the Original Lease is hereby deleted and replaced in its entirety by the following:

2.10	“Base Year”: Calendar year 2000; provided, however that the Base Year shall be deemed to be calendar year 2003 for the purposes of determining Tenant’s Share of annual Direct Expenses from and after January 1, 2003 through the balance of the Initial Lease Term.

6. Project Expansion/Modification. Paragraph 2.1 of the Addendum dated August 6, 1999, attached to and incorporated into the Original Lease, is hereby modified as follows: The final sentence of Paragraph 2.1 of the Addendum is hereby deleted, so that the Original Lease shall impose no height limitations on the proposed westerly building or on any other Construction Work.

7. Early Termination Option.

7.1	Option to Terminate. At any time during the term of the Lease, Tenant shall, subject to the provisions of this Paragraph 7 (including all subparagraphs hereof), have the right to terminate the Lease, provided Tenant gives Landlord written notice of its election to exercise the Option to Terminate no less than six months prior to the effective date of the termination. Time is of the essence with respect to the timing of the requirement to give notice to Landlord.

7.2

Restriction on Exercise of Option. Notwithstanding anything to the contrary in the foregoing, the Option to Terminate may be exercised by Tenant only in the event that Landlord actually commences construction of any New Building (as defined below) on the Project. For purposes of this First Amendment “New Building” shall mean any new building on the Project that will exceed five stories in height, except for the proposed buildings “B-3” and “B-4” shown on the conceptual plan attached hereto as Exhibit 1, the construction of which shall not trigger Tenant’s right to exercise this Option to Terminate, so long as such buildings are constructed in substantially the same location, and no higher than, as indicated on Exhibit 1. Landlord may, at its option, deliver to Tenant written notice of the commencement of construction of any New Building within thirty days following groundbreaking (the “New Building Notice”). Tenant may exercise the Option to Terminate at any time within six months following delivery of the New Building Notice or, if no New Building Notice is given, within nine (9) months following groundbreaking. Landlord

Landlord	/s/JC	Tenant	/s/RR

will advise Tenant of the scope and nature of such intended construction upon commencement of preliminary site work, but such advice will not trigger Tenant’s Option to Terminate. The parties acknowledge that the sole purpose of this Option to Terminate is to partially preserve Tenant’s current views from the Premises.

7.3	Conditions Terminating Tenant’s Rights to Exercise Option. Tenant shall not have the right to exercise the Option to Terminate, notwithstanding anything set forth above to the contrary during any period of time commencing from the date Landlord gives to Tenant a factually correct written notice that Tenant is in default under any provision of this Lease and continuing until the default alleged in said notice is cured.

8. Additional TI Allowance. Landlord shall provide Tenant an allowance of up to Twenty-Five Thousand Dollars ($25,000.00), to be applied solely toward Tenant’s construction of additional conference room(s) and/or private office(s) within the Premises (as defined in Paragraph 1 above) (“Additional Allowance”). Any such improvements shall be deemed “Tenant’s Work” as defined in the Work Letter attached to the Original Lease as Exhibit “C,” and shall be planned and constructed in accordance with the applicable provisions of said Work Letter. Provided that the above-described Tenant’s Work is constructed by Tenant’s Contractor in accordance with the Work Letter, Landlord shall reimburse Tenant for Tenant’s actual construction costs up to the amount of the Additional Allowance. Such Additional Allowance shall be paid directly to Tenant within ten business days following: 1) proper recordation of a Notice of Completion for the Tenant’s Work; 2) receipt of all “unconditional waiver and release upon final payment for material and labor lien” releases from Tenant’s contractor, subcontractors, and suppliers; and 3) Landlord’s inspection and approval of the Tenant’s Work, which approval shall not be withheld so long as the Tenant’s Work has been performed in a good and workmanlike manner in accordance with the approved Plans; provided, however, no such inspection shall impose any liability upon Landlord, nor absolve Tenant or Tenant’s Contractor from liability for any defect or failure to comply with the requirements hereof.

Landlord shall further provide Tenant an allowance of up to Twelve Thousand Five Hundred Dollars ($12,500.00), to be applied solely toward fifty percent (50%) of the actual costs of Tenant’s removal and relocation of existing Information Systems equipment from Suite 510 to Suite 600, including any repairs to Suite 510 necessitated by such removal (“IS Allowance”). The IS Allowance shall include no more than $3,000 of new equipment. Such removal and relocation shall be deemed “Tenant’s Work” as defined in the Work Letter attached to the Original Lease as Exhibit “C,” and shall be planned and constructed in accordance with the applicable provisions of said Work Letter; provided that the removal of the IS Equipment from Suite 510, and the completion of any repairs to Suite 510 necessitated by such removal, shall be completed on or before February 16, 2003. Notwithstanding anything to the contrary contained in this First Amendment, the IS Allowance shall apply to work done both to Suite 510 as well as Suite 600. Provided that the above-described Tenant’s Work is constructed by Tenant’s Contractor in accordance with the Work Letter, Landlord shall reimburse Tenant for Tenant’s actual removal and relocation costs up to the amount of the IS Allowance. Such IS Allowance shall be paid directly to Tenant within ten business days following: 1) proper recordation of a Notice of Completion for the Tenant’s Work; 2) receipt of all “unconditional waiver and release upon final payment for material and labor lien” releases from Tenant’s contractor, subcontractors, and suppliers; and 3) Landlord’s inspection and approval of the Tenant’s Work, which approval shall not be withheld so long as the Tenant’s Work has been performed in a good and workmanlike manner in accordance with the approved Plans; provided, however, no such inspection shall impose any liability upon Landlord, nor absolve Tenant or Tenant’s Contractor from liability for any defect or failure to comply with the requirements hereof.

Landlord	/s/JC	Tenant	/s/RR

9. Effect of Amendment. This Amendment shall apply only to the determination of Basic Monthly Rent, Tenant’s Pro Rata Share and Tenant’s Monthly Payments from and after January 1, 2003. The determination and accuracy of Basic Monthly Rent, Tenant’s Pro Rata Share and Tenant’s Monthly Payment for any period prior to such date are hereby confirmed by both parties.

10. Surrender of Possession of Remainder of Original Premises. On or before February 28, 2003 (which extended occupancy is for the sole purpose of allowing the IS equipment relocation referred to in Paragraph 8 above), Tenant shall surrender possession of Suite 510 of the Building (consisting of 5,738 Rentable Square Feet of space and 4,689 Usable Square Feet of space) to Landlord, including any tenant improvements constructed by Tenant during Tenant’s tenancy. Tenant shall deliver possession of Suite 510 broom clean and in good condition and repair. Landlord agrees that it will allow the installed cubicles to remain in Suite 510 and offer them to be leased on our behalf to any future tenants. Tenant agrees to remove such cubicles within fifteen days following notification from Landlord that the space has been leased. All other fixtures, furniture or equipment remaining in Suite 510 after February 28, 2003 shall become the exclusive property of the Landlord, unless prior arrangements for removal or storage have been agreed to by both parties. During such period, Tenant shall maintain Suite 510 in good repair and condition, and shall repair any damage caused by Tenant or by Tenant’s contractors, agents or employees.

11. Tenant Certification. By execution of this First Amendment, Tenant hereby certifies that as of the date hereof, and to the best of Tenant’s knowledge, that Landlord is not in default of the performance of its obligations pursuant to the Lease, and Tenant has no claim, defense, or offset with respect to the Lease.

12. Confirmation. Except as modified by this First Amendment to the Original Lease all provisions of the Original Lease shall remain in full force and effect. In the event of a conflict between the terms of the Original Lease and the terms of this Amendment, the terms in this Amendment shall control.

IN WITNESS WHEREOF, Landlord and Tenant agree to the foregoing as evidenced by affixing their signatures below.

[signature page attached]

Landlord	/s/ JC	Tenant	/s/ RR

LANDLORD:	PACIFIC SORRENTO MESA HOLDINGS, LP, a California limited partnership; and PACIFIC STONECREST HOLDINGS, LP, a California limited partnership, as tenants in common,

By: AMERICAN ASSETS, INC. as agent

	By:	/s/ John W. Chamberlain

John W. Chamberlain Chief Executive Officer

Date: February 12, 2003

TENANT:	CAPTIVA SOFTWARE CORPORATION, a Delaware corporation

	By:	/s/ Rick Russo

Printed Name: Rick Russo
Its: CFO

Date: February 6, 2003

Landlord	/s/ JC	Tenant	/s/ RR

EXHIBIT 1

CONCEPTUAL PLAN

[GRAPHIC]

DISCLAIMER: This drawing is for general information purposes only. Except as otherwise specifically provided for in the foregoing document, any and all features, matters and other information depicted hereon or contained herein are for illustrative purposes only, are subject to modification without notice, are not intended to be relied upon by any party and are not intended to constitute representations and warranties as to the size and nature of improvement to be constructed (or that any improvements will be constructed) or as to the identity or nature of any occupants thereof.